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                                                                    EXHIBIT 23.1




                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Sybron Dental Specialties, Inc.

         We consent to incorporation by reference in this registration statement on Form S-8 of Sybron Dental Specialties, Inc. of our reports dated November 19, 2001 relating to the consolidated balance sheets of Sybron Dental Specialties, Inc. and Subsidiaries as of September 30, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2001, and the related financial statement schedule, which reports appear in the September 30, 2001 Annual Report on Form 10-K of Sybron Dental Specialties, Inc.


/s/KPMG LLP




Orange County, California
March 19, 2002